Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report, dated March XX, 2014, with respect to the consolidated financial statements of Capitol City Bancshares, Inc. included in this annual report on Form 10-K for the years ended December 31, 2013 and 2012, into the Registration Statements on Form S-8 relating to the Capitol City Bancshares, Inc. 1999 Stock Option Plan and Capitol City Bank Employee Stock Purchase Plan (File#333-12655 and #333-132184), as filed with the SEC on March 29, 2005 and March 6, 2006, respectively.

/s/ Nichols, Cauley & Associates, LLC
Atlanta, GA

March 28, 2014